UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       SAPOSNICK,     MARTIN   I.
       21 SCHERMERHORN ST
       BROOKLYN, NY  11210
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
     OCTOBER 19, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       W3 GROUP, INC.
      WWWG and WWWGP
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    COMMON STOCK                           |625,000               |I (a)           |By Lormar Corp.                                |
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    COMMON STOCK                           |7,617                 |I (b)           |By Remsen                                      |
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    COMMON STOCK                           |22,500                |I (c)           |By Ameristar                                   |
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    COMMON STOCK                           |3,334                 |I (d)           |By Dunhill                                     |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrant to Purchase Comm|09/30/99 |10/01/01 |Common Stock           |22,851   |$6.00/sh  |I (b)        |By Remsen                  |
on Stock                |         |         |                       |         |          |             |                           |
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Warrant to Purchase Comm|09/30/99 |10/01/01 |Common Stock           |67,500   |$6.00/sh  |I (c)        |By Ameristar               |
on Stock                |         |         |                       |         |          |             |                           |
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Warrant to Purchase Comm|09/30/99 |10/01/01 |Common Stock           |10,002   |$6.00/sh  |I (d)        |By Dunhill                 |
on Stock                |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Shares are held by Lomar Corp., a private company, of which the Reporting Person is a part owner.
(b) Shares and warrants are held by Remsen Group, Ltd., a private company, of which the Reporting person is a part owner.
(c) Shares and warrants are held by Ameristar Group Incorporated, a private company, of which the Reporting person is a part owner.
(d) Shares and warrants are held by Dunhill Limited, a private company, of which the Reporting person is a part owner.
SIGNATURE OF REPORTING PERSON
   /s/    MARTIN I. SAPOSNICK
DATE
   OCTOBER 29, 1999